As filed with the Securities and Exchange Commission on June 27, 2002.                                                                File No. __________

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

_____________________________________

FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

_____________________________________

BLOUNT INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	63-0780521 (I.R.S. Employer Identification No.)

Richard H. Irving, III
Blount International, Inc.
4520 Executive Park Drive
Montgomery, Alabama 36116-1602
(334) 244-4000
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Blount International, Inc. 1999 Stock Incentive Plan
and
Blount International, Inc. 2000 Stock Incentive Plan

Copies to:

Jan M. Davidson, Esq.
Kilpatrick Stockton LLP
1100 Peachtree Street, N.E. , Suite 2800
Atlanta, Georgia 30309
(404) 815-6500
(404) 815-6555 (fax)

_____________________________________

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered[1]	Proposed Maximum Aggregate Offering Price Per Share[2]	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $.01 par value to be issued upon exercise of options granted and options authorized and not granted under the 1999 and 2000 Stock Incentive Plans	5,875,000[3]	$4.23[4]	$24,851,250	$2,286.32

_________________________________

1 Pursuant to Rule 416 under the Securities Act of 1933, this Registration Statement also covers any additional securities to be offered or issued from stock splits, stock dividends or similar transactions.

2 Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h)(1) under the Securities Act of 1933, as amended.

3 Represents the number of shares being registered that may be purchased upon exercise of stock options currently granted under the Registrant's 1999 and 2000 Stock Option Incentive Plans.

4 Based on the average of the high and low sales prices of the Registrant's Common Stock, as reported on the New York Stock Exchange on June 25, 2002.

_____________________________________

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1.     Plan Information.*

ITEM 2.     Registration Information and Employee Plan Annual Information.*

____________

*          Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended, and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.     Incorporation of Documents by Reference

          The Registrant hereby incorporates by reference in this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the "SEC"):
(1)	The Annual Report on Form 10-K of Blount International, Inc. (the "Company") for the year ended December 31, 2001.

(2)	All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act of 1934, as amended, since December 31, 2001.

(3)

The description of the Registrant's common stock, in the Company's registration statements on Form S-4, dated July 16, 1999, including any amendments or reports filed for the purpose of updating such description.

          All documents subsequently filed by the Registrant with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.                 Description of Securities

                 Not applicable (the Common Stock is registered under Section 12(b) of the Exchange Act).

ITEM 5.                  Interests of Named Experts and Counsel

                 Not applicable.

ITEM 6.                  Indemnification of Directors and Officers

                 As permitted by Section 102(b)(7) of the General Corporation Law of the State of Delaware (the "DGCL"), the Restated Certificate of Incorporation of the Company provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the Restated Certificate of Incorporation of the Company requires that the liability of a director of the Company be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Further, any repeal or modification of this provision of the Restated Certificate of Incorporation of the Company by the shareholders of the Company shall not adversely affect any right or protection of a director of the Company existing at the time of such repeal or modification.

                 In accordance with Section 145 of the DGCL, the By-Laws of the Company provide that the Company shall indemnify, and in connection with such indemnification may advance expenses to, any person who is or was a director, officer, employee or agent of the Company, and any person who is or was serving at the request of the Company as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise, to the fullest extent permitted by law, including without limitation by the DGCL. If the amount, extent, or quality of indemnification permitted by law should be in any way restricted after the adoption of the By-Laws of the Company, the By-Laws require that the Company indemnify such persons to the fullest extent permitted by law as or in effect at the time of the occurrence of the omission or the act giving rise to the claimed liability with res pect to which indemnification is sought. The indemnification and advancement of expenses pursuant to the By-Laws shall be in addition to, and not exclusive of, any other right that the person seeking indemnification may have under such By-Laws, the Restated Certificate of Incorporation of the Company, any separate contract or agreement or applicable law.

                 Section 145 further provides that to the extent a director or officer of a corporation has prevailed on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person's heirs, executors and administrators.

                 In addition, the By-Laws of the Company permit the Company to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or any person who is or was serving at the request of the Company as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprises, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such person against such liability under applicable law. Policies of insurance are maintained by the Company under which the directors and officers of the Company are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of actions, suits or proceedings, and certain liabilities which might be imposed as a result of such actions, suits or proceedings, to which they are a party by reason of being or having been such directors or officers.

                 On August 19, 1999, the Company merged with Red Dog Acquisition, Corp., a Delaware corporation and a wholly owned subsidiary of Lehman Brothers Merchant Banking Partners II, L.P. (the "Merger"). The Merger was effected pursuant to an Agreement and Plan of Merger and Recapitalization dated as of April 18, 1999 between Red Dog Acquisition, Corp. and the Company (the "Merger Agreement"). Pursuant to the Merger Agreement, from the Effective Time of Merger (as defined in the Merger Agreement) through the sixth anniversary of the date on which the Effective Time occurs, the Company is required to indemnify, defend and hold harmless each present (as of the Effective Time) or former officer, director or employee of the Company and its subsidiaries (the "Indemnified Parties"), against all claims, losses, liabilities, damages, disbursements (collectively, "Costs"), incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to (i) the fact that the Indemnified Party is or was an officer, director or employee of the Company or any of its subsidiaries or (ii) matters existing or occurring at or prior to the Effective Time (including the Merger Agreement and the Employee Stockholder Agreement and the transactions contemplated thereby) , whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable law; provided that no Indemnified Party may settle any such claim without the prior approval of the Company (which approval shall not be unreasonably withheld or delayed). Each Indemnified Party will be entitled to advancement of expenses incurred in the defense of any claim, action, suit, proceeding or investigation from the Company within ten business days of receipt by Company from the Indemnified Party of a request therefore, provided that any person to whom expenses are advanced provides an undertaking, to the extent required by the DGCL, to repay such advances if it is ultimately determined that such person is not entitled to indemnification. The Company was also required to ensure that the Restated Certificate of Incorporation and the By-Laws of the Company following the date of the Merger Agreement shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of former or present directors, officer and employees than were set forth in the Restated Certificate of Incorporation and By-Laws of the Company as of the date of the Merger Agreement, which provisions shall not be amended , repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of any such individuals.  Such Amended and Restated Certificate of Incorporation and By-Laws of the Company were adopted on April 18, 2001.  The Company is also required to maintain, at no expense to the beneficiaries, in effect for six years from the Effective Time, the current policies of the directors' and officers' liability insurance maintained by the Company with respect to matters existing or occurring at or prior to the Effective Time (including the transactions contemplated by the Merger Agreement and the Employee Stockholder Agreement and the transactions contemplated thereby).; provided that the Company may substitute therefor policies of at least the same coverage containing terms and conditions which are not materially less advantageous to any beneficiary thereof.

ITEM 7.                 Exemption from Registration Claimed

                 Not applicable.

ITEM 8.                 Exhibits

                 The following exhibits are filed as a part of this Registration Statement:
Exhibit No.	Description

*4.1

Post-Merger Restated Certificate of Incorporation of Blount International, Inc. (included as Exhibit A to the Agreement and Plan of Merger and Recapitalization which is Exhibit 2.1) filed as part of the Proxy Statement-Prospectus which forms a part of the Registration Statement on Form S-4 (Reg. No. 333-82973) previously filed on July 15, 1999, by Blount International, Inc.

*4.2

Post-Merger Bylaws of Blount International, Inc. (included as Exhibit B to the Agreement and Plan of Merger and Recapitalization which is Exhibit 2.1) filed as part of the Proxy Statement-Prospectus which forms a part of the Registration Statement on Form S-4 (Reg. No. 333-82973).

*4.3

Registration Rights and Stock Transfer Restriction agreement filed as part of Registration Statement on Form S-4 (Reg. No. 33-63141) of Blount International, Inc. including amendments and exhibits, which became effective on October 4, 1995 (Commission File No. 33-63141).

*4.4

Form of stock certificate of New Blount common stock filed as part of the Proxy Statement-Prospectus which forms a part of the previously filed on July 15, 1999, by Blount International, Inc. Registration Statement on Form S-4 (Reg. No. 333-82973).

*4.5

$500,000,000 Credit Agreement dated as of August 19, 1999 among Blount International, Inc., Blount Inc., as Borrower, and the Several Lenders from time to time Parties Hereto which was filed as Exhibit 4 to the report on Form 10-Q for the third quarter ended September 30, 1999.

*4.6

Indenture between Blount, Inc., as Issuer, Blount International, Inc., BI Holdings Corp., Benjamin F. Shaw Company, BI, L.L.C., Blount Developmetn Corp., Omark Properties, Inc., 4520 Corp., Inc., Gear Products, Inc., Dixon Industries, Inc., Frederick Manufacturing Corporation, Federal Cartridge Company, Simmons Outdoor Corporation, Mocenplaza Development Corp., and CTR Manufacturing, Inc., as Guarantors, and United States  Trust Company of New York, dated as fo August 19, 1999, (including exhibits) which was filed as Exhibit 4.1 to the report on Form 10-Q for the third quarter ended September 30, 1999.

*4.7

Registration Right Agreement by and among Blount, Inc., Blount International, Inc., BI Holdings Corp., Benjamin F. Shaw Company, BI, L.L.C., Blount Development Corp., Omark Properties, Inc., Gear Products, Inc., Dixon Industries, Inc., Frederick Manufacturing Corporation, Federal Cartridge Company, Simmons Outdoor Corporation, Mocenplaza Development Corp., CTR Manufacturing, Inc., and Lehman Brothers, Inc., dated as of August 19, 1999, which was filed as Exhibit 4.2 to the report on Form 10-Q for the third quarter ended September 30, 1999.

*4.8	Amendment to $500,000,000 Credit Agreement dated as of January 31, 2002 as filed on Form 8-K, on February 8, 2001.

*4.9

Purchase Agreement between Blount International, Inc. and an affiliate of Lehman Brothers Merchant Banking Partners II, L.P. for sale of $20,000,000 of a convertible preferred equivalent security, together with warrants for common stock, as filed on  Form 8-K on March 13, 2001,

*4.10

Purchase Agreement between Blount International, Inc. and an affiliate of Lehman Brothers Merchant Banking Partners II, L.P. for sale of $20,000,000 of a convertible preferred equivalent security, together with warrants for common stock, as filed on  Form 8-K on March 13, 2001,

*4.11	Amendment to $500,000,000 Credit Agreement dated as of December 3, 2001, which was filed as Exhibit 4(j) to the Annual Report of Blount International, Inc. on Form 10-K for the year ended December 31, 2001.

*4.12

Employee Stockholder Agreement dated as of August 19, 1999 among Blount International, Inc., Lehman Brothers Merchant Banking Partners, II and certain Employee Stockholders (included as Exhibit 10(s) to the Form 10-K for the year ended December 31, 1999 of Blount International, Inc. (Commission File No. 00-11549)).

*4.13

Stockholder Agreement, dated as of April 18, 1999, between Red Dog Acquisition, Corp., a Delaware corporation and a wholly-owned subsidiary of Lehman Brothers Merchant Banking Partners II L.P., a Delaware limited partnership, and The Blount Holding Company, L.P., a Delaware limited partnership which was filed as Exhibit 9 to the Form 8-K/A filed April 20, 1999

5	Opinion and consent of Richard H. Irving, III

23	Consent of PricewaterhouseCoopers LLP

24	Powers of Attorney of certain directors and officers (included in the signature page of this Registration Statement).

99.1	Blount International, Inc. 1999 Stock Option Incentive Plan

99.2	Blount International, Inc. 2000 Stock Option Incentive Plan

*            Incorporated by reference.

ITEM 9.                 Undertakings

                 The undersigned Registrant hereby undertakes:

                  (1)                 to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                 (a)     to include any prospectus required by Section 10(a)(3) of the Securities Act;

                 (b)     to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                 (c)     to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(a) and (1)(b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

                 (2)                 that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

                 (3)                 to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                 The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

                 Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Montgomery, State of Alabama, on this 27th day of June, 2002.

BLOUNT INTERNATIONAL, INC.

By: /s/ Rodney Blankenship
Rodney Blankenship, Senior Vice President and
Chief Financial Officer

POWER OF ATTORNEY

                Each person whose signature appears below in so signing also makes, constitutes, and appoints Richard H. Irving, III and Calvin E. Jenness and each of them acting alone, his true and lawful attorney-in-fact, with full power of substitution, for him in any and all capacities to execute and cause to be filed with the Securities and Exchange Commission any and all amendments and post-effective amendments to this registration statement, and any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, and all post-effective amendments thereto together with exhibits to any such registration statements or amendments and other documents in connection therewith, and hereby ratifies and confirms all that said attorney-in-fact or said attorney-in-fact's substitute or substitutes may do or ca use to be done by virtue hereof.

SIGNATURES

                 Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on June 27, 2002, by the following persons in the capacities indicated.
Signature, Position	Signature, Position

/s/ Eliot M. Fried	/s/ R. Eugene Cartledge
Eliot M. Fried, Chairman of the Board and Director	R. Eugene Cartledge, Director

/s/ Harold E. Layman	/s/ H. Corbin Day
Harold E. Layman, President, Chief Operating Officer and Director	H. Corbin Day, Director

/s/ James S. Osterman	/s/ D. Daniel James
James S. Osterman, President of Outdoor Products Group and Director	E. Daniel James, Director

/s/ Rodney W. Blankenship	/s/ William A. Shutzer
Rodney W. Blankenship, Senior Vice President and Chief Financial Officer	William A. Shutzer, Director

/s/ Calvin E. Jenness
Calvin E. Jenness Vice President-Controller, Treasurer and Chief Accounting Officer

EXHIBIT INDEX
Exhibit No.	Description

5	Opinion and consent of Richard H. Irving, III

23	Consent of PricewaterhouseCoopers LLP.

99.1	Blount International, Inc. 1999 Stock Option Incentive Plan

99.2	Blount International, Inc. 2000 Stock Option Incentive Plan